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                                    EXHIBIT 1
                                    ---------

As a result of the Amended Shareholder Agreement, the Reporting Persons may be deemed to beneficially own Common Stock as group with the following persons:

          FP-McCartney, L.L.C.
          Japan Energy Electronic Materials Inc.
          Merchant Capital Inc
          Thomas E. Epley

The Reporting Persons disclaim beneficial ownership of the Common Stock directly beneficially owned by any of the persons above.